CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-178497 on Form S-8 of AGL Resources Inc. of our report dated November 22, 2013 appearing in this Annual Report on Form 11-K of Nicor Companies Savings Investment Plan for the period January 1, 2013 to June 28, 2013.

/s/ Crowe Horwath LLP

Oak Brook, Illinois
November 22, 2013